UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – October 11, 2011

ONCOR ELECTRIC DELIVERY COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1616 Woodall Rodgers Fwy., Dallas, Texas, 75202

(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code – (214) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 11, 2011, Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”) entered into an Amended and Restated Revolving Credit Agreement (the “Credit Agreement”) among Oncor, as Borrower, the lenders listed therein, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent for the Lenders (in such capacity, the “Agent”), JPMorgan Chase, as swingline lender, and JPMorgan Chase, Barclays Bank PLC, The Royal Bank of Scotland plc, Bank of America, N.A. and Citibank, N.A., as fronting banks for letters of credit issued thereunder. The Credit Agreement amends and restates in its entirety Oncor’s prior revolving credit facility.

The Credit Agreement provides for a secured revolving credit facility in an aggregate principal amount of up to $2.0 billion. The Credit Agreement also contains a customary accordion feature allowing Oncor to request an increase of up to $500 million, in $100 million increments, provided certain conditions set forth in the Credit Agreement are met. Obligations under the Credit Agreement are secured by a lien on all property acquired or constructed by Oncor for the transmission and distribution of electric energy, mortgaged as described under the Deed of Trust, Security Agreement and Fixture Filing (as amended, the “Deed of Trust”) dated as of May 15, 2008, from Oncor to The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent (the “Collateral Agent”), as described in the Deed of Trust.

The Credit Agreement has a five-year term expiring in 2016 and gives Oncor the option of requesting up to two additional one-year extensions, with such extensions subject to certain conditions and lender approval.

Loans under the Credit Agreement bear interest at per annum rates equal to, at Oncor’s option, (i) LIBOR plus a spread ranging from 1% to 1.75% depending on certain credit ratings assigned to Oncor’s senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1%). Based on Oncor’s current ratings, its LIBOR-based borrowings will bear interest at LIBOR plus 1.125%.

An unused commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate per annum equal to 0.100% to 0.275% (such spread shall depend on the rating assigned to Oncor’s senior secured debt) of the daily average unused commitments under the Credit Agreement. Based on Oncor’s current ratings, its unused commitment fee will be 0.125%. Letter of credit fees on the stated amount of letters of credit issued under the Credit Agreement are payable to the lenders quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR under the Credit Agreement. Customary fronting and administrative fees are also payable to letter of credit fronting banks.

The Credit Agreement contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things:

•	incurring additional liens;

•	entering into mergers and consolidations; and

•	sales of substantial assets.

In addition, the Credit Agreement requires that Oncor maintain a consolidated senior debt to capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants.

The Credit Agreement also contains customary events of default for facilities of this type the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the Credit Agreement, cross-default provisions in the event Oncor or any of its subsidiaries (other than Oncor Electric Delivery Transition Bond Company LLC) defaults on indebtedness in a principal amount in excess of $100 million or receives judgments for the payment of money in excess of $50 million that are not discharged within 60 days.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Revolving Credit Agreement, dated as of October 11, 2011, among Oncor Electric Delivery Company LLC, as borrower, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, JPMorgan Chase Bank, N.A., as swingline lender, and JPMorgan Chase Bank, N.A., Barclays Bank PLC, The Royal Bank of Scotland plc, Bank of America, N.A. and Citibank, N.A., as fronting banks for letters of credit issued thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ John M. Casey

Name:	John M. Casey
Title:	Vice President - Treasurer

Dated: October 11, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Revolving Credit Agreement, dated as of October 11, 2011, among Oncor Electric Delivery Company LLC, as borrower, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, JPMorgan Chase Bank, N.A., as swingline lender, and JPMorgan Chase Bank, N.A., Barclays Bank PLC, The Royal Bank of Scotland plc, Bank of America, N.A. and Citibank, N.A., as fronting banks for letters of credit issued thereunder.